EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
March 31, 2014
USEC Reports Financial Results for the Fourth Quarter and Full Year 2013

•	Net loss of $158.9 million due primarily to non-production costs related to Paducah GDP transition

•	Positive cash flow from operations supports year-end cash balance of $314 million

•	USEC continues to pursue restructuring through a pre-arranged Chapter 11 filing

•	Funding for American Centrifuge RD&D Program in place through April 15, 2014; discussions on further government funding for American Centrifuge technology continue

BETHESDA, Md. - USEC Inc. (NYSE:USU) today reported a net loss of $158.9 million or $32.43 per share for the year ended December 31, 2013. This compares to a net loss of $1.2 billion or $245.02 per share for the year ended December 31, 2012, which reflected the impact of $1.1 billion expense of previously capitalized costs associated with the American Centrifuge project in 2012. For the fourth quarter of 2013, USEC reported a net loss of $71.7 million compared to a net loss of $1,084.3 million in the fourth quarter of 2012.

Revenue for 2013 declined by $554.6 million to $1.31 billion or 30 percent compared to 2012 as deliveries of separative work units (SWU) declined following the cessation of enrichment at the Paducah Gaseous Diffusion Plant (GDP) in May 2013. Although production costs in the first half of 2013 declined 5 percent compared to the corresponding period of 2012, non-production expenses related to the cessation of enrichment and transition of leased facilities back to the Department of Energy (DOE) totaled $194.2 million for the full year in 2013. Purchase costs for SWU from Russia increased $43 million, primarily due to a 6 percent per SWU year over year increase under the contract with Russia (Russian Contract) under the 20-year Megatons to Megawatts program that ended in 2013. Together, these factors resulted in a gross loss for the year of $94.9 million. The consolidated financial statements include the accounts of USEC Inc., its principal subsidiary United States Enrichment Corporation, and its other subsidiaries.

“With the cessation of enrichment at the Paducah GDP, we have entered a transition period where the non-production costs of preparing this vast facility for turnover to the Department of Energy are affecting our gross profit,” said John K. Welch, USEC president and CEO. “These costs and related employee severance costs will continue to reduce our profitability in 2014 until the facilities are returned to DOE.
“Despite the net loss for 2013, the results were an improvement over 2012. We had positive cash flow from operations and ended the year with a cash balance of $314.2 million,” Welch said.
“We filed a pre-arranged Chapter 11 bankruptcy petition in March, and we are working with various stakeholders to emerge from the court process this summer. We undertook this restructuring to strengthen USEC’s balance sheet, enhance our ability to sponsor the American Centrifuge technology and improve our long-term business opportunities. During this process we expect our operations to continue unaffected by the bankruptcy. ”

Revenue

Revenue for the fourth quarter was $398.5 million, a decrease of 1 percent compared to the same quarter of 2012. Revenue from the sale of SWU for the quarter was $369.5 million compared to $377.2 million in the same period of the prior year. Revenue from the sale of uranium was $25.9 million, an increase of $3.5 million from the same quarter last year.

For the full year, revenue was $1.31 billion, a decrease of $554.6 million or 30 percent from 2012. SWU volume declined 35 percent year over year reflecting the expected decline in SWU deliveries following the cessation of enrichment at the Paducah GDP at the end of May 2013 and the variability in timing of utility customer orders. The average SWU price billed to customers increased 3 percent compared to 2012, reflecting the particular contracts under which SWU were sold during the periods. Uranium revenue was $71.2 million, an increase of $45.2 million compared to 2012. The increase in uranium revenue reflects sales of uranium generated from underfeeding the enrichment process prior to ceasing enrichment at the Paducah GDP. Uranium sales have declined significantly in recent years since most of our inventories of uranium available for sale have been sold in prior years.

In a number of sales transactions, the Company transfers title and collects cash from customers but does not recognize the revenue until low enriched uranium is physically delivered. At December 31, 2013, deferred revenue totaled $195.9 million, compared to $123.1 million at December 31, 2012. The gross profit associated with deferred revenue as of December 31, 2013, was $30.4 million.
Cost of Sales, Gross Profit Margin, Expenses and Other Income

Cost of sales for 2013 for SWU and uranium was $1.19 billion, excluding non-production expenses, a decrease of $505.1 million compared to 2012. The 30 percent change is primarily a result of the decline in SWU sales volume, partially offset by higher uranium sales volume. Cost of sales per SWU, excluding non-production expenses and revisions in 2012 to prior accrued amounts, was 1 percent higher in 2013 compared to 2012. Unit production costs declined 5 percent in the first half of 2013 prior to enrichment cessation compared to the same period in 2012. Cost of sales for SWU and uranium reflects monthly moving average inventory costs based on production and purchase costs.

As we continue to take steps to prepare the Paducah GDP for return to DOE following cessation of enrichment, we incurred $194.2 million of non-production expenses in 2013 compared to $18.8 million in 2012. These expenses, which have been charged directly to cost of sales, include immediate asset retirement charges for property formerly used in the enrichment process at the Paducah GDP, inventory valuation adjustments, site expenses including lease turnover activities, power contract losses, and accelerated depreciation.
Purchase costs for the SWU component of low enriched uranium (LEU) from Russia increased $43.0 million in 2013 compared to 2012 primarily due to a 6 percent increase in the purchase cost per SWU under the Russian Contract. Purchase prices paid under the Russian Contract are set by a pricing formula that includes market-based price points.

Higher non-production expenses and lower SWU sales volume directly led to a negative gross profit for 2013. This gross loss was $94.9 million in 2013 compared to a gross profit of $129.4 million in the previous year. The gross profit margin for the year was negative 7.3 percent compared to 6.9 percent in 2012.

Advanced technology costs declined $1,127.1 million in 2013 compared to 2012, reflecting the expense of $1.1 billion of previously capitalized costs related to the American Centrifuge project in 2012, partially offset with an increase in development activity in 2013 in connection with the cooperative cost-sharing research, development and demonstration program (such program, including any extension or successor program, the “RD&D Program”) with DOE. In 2012, advanced technology costs included the expense of previously capitalized costs related to property, plant and equipment (including construction work in progress) of $1,075.6 million, prepayments made to suppliers of $9.9 million and deferred financing costs related to the DOE loan guarantee program of $6.7 million that were previously capitalized during the period 2007 through 2011. Additionally, an expense of $44.6 million was incurred in the second quarter of 2012 related to the title transfer of previously capitalized American Centrifuge machinery and equipment to DOE as provided in the cooperative agreement with DOE for the RD&D Program.
DOE and USEC provide cost-sharing support for continued American Centrifuge activities under our June 2012 cooperative agreement, as amended. DOE reimburses USEC for 80 percent of qualifying American Centrifuge expenditures, which is recognized as other income, totaling $154.3 million in 2013 compared to $92.1 million in 2012. Currently the RD&D Program is funded through April 15, 2014.
Selling, general and administrative expenses in 2013 were $46.8 million, a decrease of $3.5 million or 7 percent compared to 2012. The lower expense reflects a $4.7 million decline in salary and other compensation costs resulting from a reduction in stock-based compensation costs and reduced staffing levels, partially offset by an increase of $1.9 million in consulting costs.
Special Charges for Workforce Reductions and Advisory Costs

The cessation of enrichment at the Paducah GDP has resulted in charges of $24.0 million in 2013 for termination benefits consisting primarily of severance payments. USEC initiated an initial workforce reduction of 140 employees that was substantially completed in August 2013. On September 30, 2013, USEC's senior management authorized an additional workforce reduction of approximately 90 Paducah employees. This workforce reduction occurred between October 2013 and January 2014. Between June and December 2013, the Paducah GDP workforce has been reduced by 202 employees through layoffs. Severance payments of $3.2 million were charged to expense in 2013 for these workforce reductions, which is net of $1.2 million of severance paid by USEC and invoiced to DOE. Layoffs of the remaining Paducah workforce are expected to occur in stages through 2014, but no later than the lease termination date of August 1, 2015. We believe it is now probable that severance costs for the remaining Paducah GDP workforce will be incurred. We estimate that cost to be $20.8 million in the event of a full termination of activities at the site without a transfer of employees to another employer, with DOE owing a portion of this amount estimated to be up to $5 million. DOE’s liability for its share of severance paid is pursuant to the USEC Privatization Act.
In early 2012, we initiated an internal review of our organizational structure and engaged a management consulting firm to support this review. Since late 2012, we also have been engaged with advisors on the restructuring of our balance sheet. During the fourth quarter of 2013, we engaged additional advisory support to assist with the restructuring of our balance sheet in 2014. Costs for these advisors totaled $11.0 million in 2013 compared to $8.4 million in 2012.

Cash Flow

At December 31, 2013, USEC had a cash balance of $314.2 million compared to $292.9 million at December 31, 2012. Cash flow from operations in 2013 was $81.2 million compared to cash flow from operations of $142.9 million in the previous year. Positive cash flow resulted from a $160.1 million reduction in inventories due to monetization of inventory produced in prior years. There were no capital expenditures in 2013 compared to $4.3 million during 2012. Beginning with the fourth quarter of 2011, all American Centrifuge project costs incurred have been expensed. Cash proceeds on the sale of our former subsidiary NAC of $43.2 million were received in 2013.
2014 Outlook

USEC will be going through a period of transition during 2014 as we take steps to strengthen our financial structure by addressing balance sheet issues through a Chapter 11 filing with the U.S. Bankruptcy Court so that we can emerge as a stronger sponsor of the American Centrifuge project, complete the American Centrifuge RD&D Program, work with DOE on its options for maintaining a domestic enrichment capability and the scope of and our role in any such program and during any transition, re-evaluate our plan and alternatives for proceeding with the financing and commercialization of the American Centrifuge project, prepare for the transition of the Paducah site, and appropriately reduce the size of our corporate organization. Given the uncertainties of these transitions and the uncertain and incremental nature of federal funding for the RD&D Program or any successor program, our guidance for USEC financial results and metrics for 2014 will be limited.
Our ability to continue as a going concern is contingent upon the Bankruptcy Court’s approval of our reorganization plan and our ability to successfully implement the reorganization plan, among other factors. As a result of the Bankruptcy Filing, the realization of assets and the satisfaction of liabilities are subject to uncertainty. While operating as debtors-in-possession under Chapter 11, USEC Inc. may sell or otherwise dispose of or liquidate assets or settle liabilities, subject to the approval of the Bankruptcy Court or as otherwise permitted in the ordinary course of business (and subject to restrictions contained in the Debtor-In-Possession Credit Facility provided by United States Enrichment Corporation, USEC Inc.’s subsidiary) for amounts other than those reflected in the accompanying consolidated financial statements. Further, our reorganization could materially change the amounts and classifications of assets and liabilities reported in the consolidated financial statements.
Our backlog includes approximately $200 million of deferred revenue, whereby customers have made advance payments to be applied against future deliveries, and approximately two-thirds of that is expected to be delivered and recognized as revenue in 2014. In total, approximately $400 million of the backlog as of December 31, 2013, is expected to be delivered and recognized as revenue in 2014. Due to the current supply/demand imbalance in the nuclear fuel market, and the transition in sources of enrichment from production at the Paducah GDP, we did not add significant new sales to offset reductions in backlog resulting from deliveries in 2013. Our opportunities to make new sales are also moderated by the uncertainty about the future prospects for commercial production at the American Centrifuge Plant (“ACP”). During the anticipated period of transition to the ACP, we expect a lower level of revenues and sales, aligned with our anticipated sources of LEU from existing inventory and purchases of Russian LEU.
After meeting its significant payables in the first quarter, the Company anticipates a cash balance of at least $60 million at March 31, 2014.

Liquidity Risks and Uncertainties

Although we ended 2013 with a consolidated cash balance of $314.2 million, our prospects for adequate liquidity in 2014 are uncertain. Our liquidity is dependent on a number of factors, including (i) our operating needs, including the cost of our restructuring; (ii) the level of expenditures for the American Centrifuge project beyond the current RD&D program, which is funded through April 15, 2014, and the potential demobilization or termination costs if funding for the project beyond April 15 is not available or if we determine there is no longer a viable path to commercialization of the American Centrifuge project; (iii) the amount and timing of transition expenses for the Paducah GDP and our ability to reach an acceptable agreement with DOE for the transition; and (iv) our ability to obtain confirmation and effectiveness of our proposed Plan of Reorganization to restructure our $530.0 million of convertible senior notes that mature on October 1, 2014, all of which impact our liquidity.
On March 5, 2014, USEC Inc. filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The bankruptcy filing was a “pre-arranged” filing which included the filing of a proposed reorganization plan which is supported by certain holders of the claims and interests impaired under the plan. USEC Inc.'s subsidiaries were not part of the bankruptcy filing. USEC Inc. will continue to operate its business as “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.
The bankruptcy filing is intended to strengthen our balance sheet, enhance our ability to sponsor the American Centrifuge project and improve our long-term business opportunities. We have reached an agreement on the terms of a financial restructuring plan with the holders of approximately 65 percent of the principal amount of our convertible senior notes. Under the terms of the agreement, USEC Inc. will replace the $530 million of convertible senior notes that are scheduled to mature in October 2014 with new debt and equity. We have also reached an agreement with Babcock & Wilcox Investment Company (B&W) and Toshiba America Nuclear Energy Corporation (Toshiba) to restructure their convertible preferred stock. As strategic investors, Toshiba and B&W remain supportive of deployment of the ACP.
We believe that a restructuring of the convertible senior notes and convertible preferred stock could improve the likelihood of success in the deployment of the American Centrifuge project. A restructuring according to our proposed reorganization plan would adversely affect the holders of our common stock through dilution or loss in value.  However, we have no assurance regarding the outcome of Chapter 11 filing or that a restructuring of our balance sheet will lead to our obtaining financing for the ACP.
The economics of the American Centrifuge project are severely challenged by the current supply/demand imbalance in the market for low enriched uranium and related downward pressure on market prices for SWU, which are now at their lowest levels in more than a decade. At current market prices we do not believe that our plans for commercialization of the American Centrifuge project are economically viable without additional government support. Our cooperative agreement with DOE provides for 80 percent DOE and 20 percent USEC cost sharing for the RD&D Program. Funding for the RD&D Program has only been provided through April 15, 2014, and DOE has stated that it does not plan to extend the RD&D cooperative agreement beyond such date. We continue to discuss with DOE its options for maintaining a domestic enrichment capability and DOE’s plans for the American Centrifuge project post-April 15, as well as our potential role in such options and during any transition. However, the scope of and our role in a program after April 15 are uncertain, and we have no assurance that the U.S. government will continue to support the project beyond April 15, 2014. In light of our limited cash generation, our ability to provide funding in 2014 will be limited. We continue to evaluate our options concerning the American

Centrifuge project, including our role in any government-supported continuation of the project beyond completion of the RD&D Program, further demobilization of or delays in the commercial deployment of the project, and termination of the project. Any such actions may have a material adverse impact on our ability to deploy the American Centrifuge technology, on our liquidity, on the long-term viability of our LEU business, and could delay or impact our ability to obtain confirmation of our financial restructuring plan and our emergence from bankruptcy.
We could make a decision to demobilize or terminate the project in the near term, which would result in severance costs, contractual commitments, contractual termination penalties and other related costs which would impose additional demands on our liquidity. In addition, actions that may be taken by vendors, customers, creditors and other third parties in response to our actions or based on their view of our financial strength and future business prospects, could give rise to events that individually, or in the aggregate, impose significant demands on our liquidity.
Additional Information

USEC expects to file its annual report on Form 10-K with the Securities and Exchange Commission today. This report will be available in the Investor Relations section of the USEC website, www.usec.com . During the period its case is pending in Bankruptcy Court, USEC will not hold quarterly telephonic conference calls with investors.
USEC has informed and discussed the Chapter 11 filing with the New York Stock Exchange. The Company’s most recent quarterly update on its plan of compliance to meet the Exchange’s continued listing standards was accepted and the stock has traded since the Company’s December 16 announcement that it had reached a restructuring agreement. The NYSE will continue to monitor the Company under its continued listing standards throughout the Chapter 11 process.
USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.
###
Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 - that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to the impact of and risks related to USEC Inc.’s “pre-arranged” case under Chapter 11 of the bankruptcy code including risks related to obtaining approval and confirmation of USEC Inc.’s plan of reorganization, the impact of any delay or inability in obtaining such confirmation, the impact of a potential de-listing of our common stock on the NYSE, the impact of our restructuring on the holders of our common stock, preferred stock and convertible notes; risks related to the ongoing transition of our business, including the impact of our ceasing enrichment at the Paducah gaseous diffusion plant and uncertainty regarding our ability to deploy the American Centrifuge project; uncertainty regarding funding for the American Centrifuge project after April 15, 2014, the date for completion of the current period of funding for the research, development and demonstration program (such program, including any extension or successor program, the RD&D Program) and the potential for a demobilization or termination of the American Centrifuge project if additional government funding is not in place at the end of the current funding for the RD&D Program; risks related to the underfunding of our defined benefit pension plans and potential actions the Pension Benefit Guarantee Corporation could pursue in connection with ceasing enrichment at the gaseous diffusion plants or with any demobilization or termination of the American Centrifuge project; the impact of uncertainty regarding our ability to continue as a going concern on our liquidity and prospects; our ability to reach an agreement with the DOE regarding the transition of the Paducah gaseous diffusion plant and uncertainties regarding the transition costs and other impacts of USEC ceasing enrichment at the Paducah gaseous diffusion plant and returning the plant to DOE; the continued impact of the March 2011 earthquake and tsunami in Japan on the nuclear industry and on our business, results of operations and prospects; the impact and potential extended duration of the current supply/demand imbalance in the market for low enriched uranium (LEU); the impact of enrichment market conditions, increased project costs and other factors on the economic viability of the American Centrifuge project without additional government support and on our ability to finance the project and the potential for a demobilization or termination of the project; uncertainty concerning the ultimate success of our efforts to obtain a loan guarantee from DOE and/or other financing for the American Centrifuge project or additional government support for the project and the timing and terms thereof; the dependency of government funding or other government support for the American Centrifuge project on Congressional appropriations or on actions by DOE or Congress; limitations on our ability to provide any required cost sharing under the RD&D Program; uncertainty concerning our ability through the RD&D Program to demonstrate the technical and financial readiness of the centrifuge technology for commercialization; potential changes in our anticipated ownership of or role in the American Centrifuge project, including as a result of the need to raise additional capital to finance the project; the impact of actions we have taken or may take to reduce spending on the American Centrifuge project, including the potential loss of key suppliers and employees, and impacts to cost and schedule; the potential for DOE to seek to terminate or exercise its remedies under the RD&D cooperative agreement or 2002 DOE-USEC agreement; changes in U.S. government priorities and the availability of government funding or support, including loan guarantees; risks related to our ability to manage our liquidity without a credit facility; our dependence on deliveries of LEU from Russia under a commercial supply agreement (the Russian Supply Agreement) with a Russian government entity known as Techsnabexport (TENEX) and limitations on our ability to import the Russian LEU we buy under the Russian Supply Agreement into the United States and other countries; risks related to actions that may be taken by the U.S. Government, the Russian Government or other governments that could affect our ability or the ability of TENEX to perform the Russian Supply Agreement, including the imposition of sanctions, restrictions or other requirements; risks related to our ability to sell the LEU we procure under our fixed purchase obligations under the Russian Supply Agreement; the decrease or elimination of duties charged on imports of foreign-produced LEU; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; movement and timing of customer orders; changes to, or termination of, our agreements with the U.S. government; risks related to delays in payment for our contract services work performed for DOE, including our ability to resolve certified claims for payment filed by USEC under the Contracts Dispute Act; the impact of government regulation by DOE and the U.S. Nuclear Regulatory Commission; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the competitive environment for our products and services; changes in the nuclear energy industry; the impact of volatile financial market conditions on our business, liquidity, prospects, pension assets and credit and insurance facilities; the timing of recognition of previously deferred revenue;  and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2013, which is available at www.usec.com. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year. We do not undertake to update our forward-looking statements except as required by law.
Contacts:
Investors:     Steven Wingfield (301) 564-3354
Media:     Paul Jacobson (301) 564-3399

USEC Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(millions, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
Revenue:
Separative work units	$369.5	$377.2	$1,222.9	$1,821.8
Uranium	25.9	22.4	71.2	26.0
Contract services	3.1	3.7	13.4	14.3
Total Revenue	398.5	403.3	1,307.5	1,862.1
Cost of Sales:
Separative work units and uranium	426.4	354.1	1,388.8	1,718.5
Contract services	3.4	3.3	13.6	14.2
Total Cost of Sales	429.8	357.4	1,402.4	1,732.7
Gross profit (loss)	(31.3)	45.9	(94.9)	129.4
Advanced technology costs	36.1	1,146.2	186.1	1,313.2
Selling, general and administrative	10.8	12.2	46.8	50.3
Special charges for workforce reductions and advisory costs	47.6	1.2	57.2	12.3
Other (income)	(30.1)	(47.5)	(154.3)	(92.1)
Operating (loss)	(95.7)	(1,066.2)	(230.7)	(1,154.3)
Interest expense	8.0	12.7	40.1	50.4
Interest (income)	(0.3)	(1.5)	(0.7)	(1.9)
(Loss) from continuing operations before income taxes	(103.4)	(1,077.4)	(270.1)	(1,202.8)
Provision (benefit) for income taxes	(28.7)	8.0	(86.5)	(1.0)
Net (loss) from continuing operations	(74.7)	(1,085.4)	(183.6)	(1,201.8)
Net income from discontinued operations	3.0	1.1	24.7	1.2
Net (loss)	$(71.7)	$(1,084.3)	$(158.9)	$(1,200.6)

Net (loss) per share:
Net (loss) from continuing operations per share – basic and diluted	$(15.24)	$(221.51)	$(37.47)	$(245.26)
Net (loss) per share – basic and diluted	$(14.63)	$(221.29)	$(32.43)	$(245.02)
Weighted-average number of shares outstanding – basic and diluted	4.9	4.9	4.9	4.9

USEC Inc.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(millions, except share and per share data)

	December 31,
	2013	2012
ASSETS
Current Assets
Cash and cash equivalents	$314.2	$292.9
Accounts receivable, net	163.0	134.8
Inventories	967.6	1,593.2
Deferred costs associated with deferred revenue	165.5	116.8
Other current assets	21.7	19.2
Total Current Assets	1,632.0	2,156.9
Property, Plant and Equipment, net	7.9	51.0
Other Long-Term Assets
Deposits for surety bonds	39.8	22.3
Goodwill	—	6.8
Other assets	25.8	29.4
Total Other Long-Term Assets	65.6	58.5
Total Assets	$1,705.5	$2,266.4
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued liabilities	114.5	145.8
Payables under Russian Contract	340.7	209.8
Inventories owed to customers and suppliers	499.7	950.0
Deferred revenue and advances from customers	195.9	125.5
Credit facility term loan	—	83.2
Convertible senior notes	530.0	—
Convertible preferred stock and accrued dividends payable-in-kind, 85,900 shares issued	113.9	100.5
Total Current Liabilities	1,794.7	1,614.8
Convertible Senior Notes	—	530.0
Other Long-Term Liabilities
Postretirement health and life benefit obligations	195.0	207.2
Pension benefit liabilities	121.2	321.7
Other liabilities	52.8	65.6
Total Other Long-Term Liabilities	369.0	594.5
Stockholders’ Equity (Deficit)
Preferred stock, par value $1.00 per share, 25,000,000 shares authorized, no shares recorded as stockholders’ equity	—	—
Common stock, par value $.10 per share, 25,000,000 shares authorized, 5,211,000 shares issued	0.5	0.5
Excess of capital over par value	1,216.4	1,213.3
Retained earnings (deficit)	(1,520.7)	(1,361.8)
Treasury stock, 226,000 and 203,000 shares	(34.3)	(33.0)
Accumulated other comprehensive loss, net of tax	(120.1)	(291.9)
Total Stockholders’ Equity (Deficit)	(458.2)	(472.9)
Total Liabilities and Stockholders’ Equity (Deficit)	$1,705.5	$2,266.4

USEC Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(millions)

	Years Ended December 31,
	2013	2012	2011
Cash Flows from Operating Activities
Net (loss)	$(158.9)	$(1,200.6)	$(491.1)
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Depreciation and amortization	27.6	37.5	50.1
Transfers and retirements of machinery and equipment	19.8	47.4	—
Expense of American Centrifuge capital assets	—	1,092.3	146.6
Deferred income taxes	—	—	252.0
Other non-cash income on release of disposal obligation	—	(92.1)	(0.6)
Convertible preferred stock dividends payable-in-kind	13.4	11.9	10.4
Gain on sale of subsidiary	(35.6)	—	—
Gain on extinguishment of convertible notes	—	—	(3.1)
Inventory valuation adjustments	15.2	—	—
Changes in operating assets and liabilities:
Accounts receivable – (increase) decrease	(28.2)	1.4	146.6
Inventories, net – (increase) decrease	160.1	238.7	(75.2)
Payables under Russian Contract – increase	130.9	2.9	5.7
Deferred revenue, net of deferred costs – increase	20.9	90.3	5.2
Accounts payable and other liabilities – increase (decrease)	(82.5)	27.2	(10.6)
Accrued depleted uranium disposition – increase (decrease)	0.4	(145.0)	19.8
Other, net	(1.9)	31.0	0.5
Net Cash Provided by Operating Activities	81.2	142.9	56.3

Cash Flows Provided by Investing Activities
Capital expenditures	—	(4.3)	(152.8)
Deposits for surety bonds - net (increase) decrease	(17.5)	129.1	(10.4)
Proceeds from sale of subsidiary	43.2	—	—
Net Cash Provided by (Used in) Investing Activities	25.7	124.8	(163.2)

Cash Flows Used in Financing Activities
Borrowings under revolving credit facility	—	123.6	80.9
Repayments under revolving credit facility	—	(123.6)	(80.9)
Repayment of credit facility term loan	(83.2)	(1.8)	—
Payments for deferred financing costs	(2.2)	(10.1)	(5.0)
Common stock issued (purchased), net	(0.2)	(0.5)	(1.5)
Net Cash (Used in) Financing Activities	(85.6)	(12.4)	(6.5)
Net Increase (Decrease)	21.3	255.3	(113.4)
Cash and Cash Equivalents at Beginning of Period	292.9	37.6	151.0
Cash and Cash Equivalents at End of Period	$314.2	$292.9	$37.6

Supplemental Cash Flow Information:
Interest paid	$20.7	$27.5	$4.5
Income taxes paid, net of refunds	0.4	—	—